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                                                                      EXHIBIT 10

                           STOCK REDEMPTION AGREEMENT

         This Agreement is entered into as of the 28th day of August, 2003, by and between Merchants Bancorp, Inc., a Corporation organized under the laws of the State of Ohio (the "Company"), and Sara Fling West ("West"), Mary Jane Mallory ("Mallory") and Janet F. Daniel ("Daniel"). West, Mallory and Daniel are at times collectively referred to herein as "the Fling Family".

                                    RECITALS

         A. The Company has 3,000,000 shares of its common stock currently issued and outstanding.

         B. Collectively, the Fling Family owns 351,349.994 common shares of the Company, or approximately 11.71% of the outstanding shares and desires to sell 333,349.994 of such shares (referred to herein as the "Shares"), to the Company.

         C. The Company is willing to enter into a transaction to purchase the Shares from the Fling Family pursuant to the terms and conditions set forth herein.

         D. The Company retained Austin Associates, LLC, of Toledo, Ohio to determine a "fair value" for the Company to pay to the Fling Family for the Shares. Austin Associates, LLC has issued a "fairness opinion to the Company dated July 30, 2003 confirming that the payment of $21.00 per Share is fair to the Company and its shareholders.

         E. In order to consummate the purchase of the Shares from the Fling Family it will be necessary for the Company to receive prepayment on a portion of a subordinated note from Merchants National Bank, the wholly owned subsidiary of the Company ("MNB").

         F. Certain of the Shares are subject to a Pledge Agreement (the "MNB Pledge") to MNB to secure the indebtedness of West, Mallory and Daniel to MNB. In addition, certain of the Shares owned by Mallory are subject to a Pledge Agreement (the "Lender Pledge") to The Second National Bank of Warren (the "Lender") to secure the indebtedness of Mallory to the Lender. The loans and number of Shares pledged to MNB and Lender are noted on Exhibit A attached hereto. For privacy purposes, the original and outstanding amounts of the loans listed on Exhibit A are shown only for each of West, Mallory and Daniel on copies of the Agreement that each of them shall execute. The Company has agreed to enter into this transaction to repurchase the Shares subject to a release of the Shares and termination of the MNB Pledge and the Lender Pledge by MNB and the Lender, respectively.



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                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       PURCHASE OF SHARES.

         The Company hereby agrees to purchase the Shares for a price of $21.00 per Share, an aggregate purchase price of $7,000,349.87, and the Fling Family agrees to sell the Shares to the Company for such consideration, all such obligations being subject to the terms and conditions set forth in this Agreement.

2.       REPRESENTATIONS AND WARRANTIES.

         A.       REPRESENTATIONS AND WARRANTIES OF WEST, MALLORY AND DANIEL.

                  West, Mallory and Daniel, severally and not jointly, represent and warrant to the Company as follows:

         (i). West, Mallory and Daniel own the number of Shares specified on Exhibit A attached hereto.

         (ii). The Shares are free and clear of any liens, encumbrances or charges, other than the MNB Pledge and, in the case of Mallory, the Lender Pledge, and that they each have full power and authority to sell and transfer the Shares owned by them to the Company, subject to a release of the Shares from the MNB Pledge and, in the case of Mallory, the Lender Pledge.

         (iii). The loans listed on Exhibit A due to MNB and the Lender (the "Loans") in regard to each of them constitute the original and current (as of June 30, 2003) outstanding principle balance of such Loans. Each understands that the proceeds to be paid to each of them pursuant to this Agreement shall be net of the outstanding principle balance and all accrued but unpaid interest of such Loans as of the Closing (as defined below).

         (iv). They each acknowledge that they may have adverse tax consequences in connection with the transaction and that they have reviewed these issues with their tax and legal advisors and that such taxes, if any, due on their part for the transaction will be solely their individual responsibility.

         B.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  The Company represents and warrants to the Fling Family as follows:


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         (i).     The Company is an Ohio Corporation validly existing and in good standing under the laws of that State and it has all requisite power and authority to enter into the proposed transaction.

         (ii). The proposed transaction for the purchase of the Shares has been approved by its Board of Directors, subject to obtaining funds from MNB through the prepayment of a portion of MNB's subordinated note to the Company, which requires approval by the Office of the Comptroller of the Currency (the "OCC"), the release of the MNB Pledge by MNB and the release of the Lender Pledge by the Lender.

         (iii). Subject to receipt of the proceeds of the prepayment of the subordinated note, the Company will have the financial wherewithal to consummate the proposed transaction for the repurchase of the Shares.

         C.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  The parties hereto acknowledge that the representations and warranties set forth herein shall survive the consummation and closing of the transaction.

3.       CONDITIONS TO CLOSING.

         A.       CONDITIONS TO OBLIGATIONS OF THE COMPANY.

                  The obligations of the Company to perform on the closing date are subject to the fulfillment of each of the following conditions:

                  (i) Receipt of any required regulatory approvals from the OCC, Federal Reserve Bank of Cleveland or other banking regulators for the repurchase of the Shares;

                  (ii) The receipt of the funds necessary to consummate the transaction from the prepayment of a portion of the subordinated note due to the Company from MNB; and

                  (iii) The release of the Shares by MNB and the Lender and the termination of the MNB Pledge and the Lender Pledge.


         B.       CONDITIONS TO OBLIGATIONS OF THE FLING FAMILY.

                  The obligations of the Fling Family to perform on the closing date are subject to the fulfillment of each of the following conditions:

                  (i) Receipt at the Closing (as defined below) of the purchase price of $7,000,349.87, in the aggregate reduced by an amount equal to the outstanding principle balance and accrued but unpaid interest on the Loans; and



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                  (ii)     The release of all of the Shares from the MNB Pledge
                           and the Lender Pledge.


4.       CLOSING.

         The closing of the transaction shall occur at the offices of the Company at such date and time as is mutually agreeable to the parties (the "Closing(s)"). The parties acknowledge that there shall be two separate Closings, one involving a partial purchase of the Shares owned by West and Daniel that will occur not later than October 31, 2003 (the "First Closing"), and a second Closing for the balance of Shares owned by West and Daniel and all of the Shares owned by Mallory, which shall occur on January 5, 2004 (the "Second Closing").

At the First Closing, the Company shall deliver: (i) to West $630,000 less the then outstanding principle amount and accrued interest on the Loans to West for the purchase of 30,000 Shares; and (ii) to Daniel $525,000 less the then outstanding principle amount and accrued interest on the Loans to Daniel for the purchase of 25,000 Shares.

At the Second Closing, the Company shall deliver: (i) to West $1,703,449.94 for the purchase of 81,116.664 Shares; (ii) to Daniel $1,808,449.99 for the purchase of 86,116.666 Shares; and (iii) to Mallory $2,333,449.94, less the then outstanding principle amount and accrued interest on the Loans to Mallory, for the purchase of 111,116.664 of the Shares owned by Mallory.

The Company shall make arrangements with Mallory and the Lender to pay the Lender amounts due it and to obtain a release of the Shares pledged to Lender under the Lender Pledge. The Company also shall cause MNB to release the Shares subject to the MNB Pledge from such pledge upon payment to MNB of the amounts due to MNB on the Loans as of the Closings. For West and Daniel, it is anticipated that such Loans to MNB will be paid in full in connection with the First Closing. The Company shall pay the purchase price only upon delivery of the certificates representing the Shares to be sold and acknowledgement by MNB and the Lender of the cancellation and termination of the MNB Pledge and the Lender Pledge. The certificates shall be endorsed in blank or transferred with such form of stock power as reasonably requested by the Company. The Fling Family acknowledges that the Company shall not be obligated to make payment on the Shares until the certificates for the Shares are delivered by the Fling Family, MNB or the Lender to the Company.

The Company acknowledges that Daniel has considered transferring some or all of the Shares owned by her to a charitable remainder trust, or taking other actions to facilitate estate planning for she and her family. The Company agrees that it shall allow and help facilitate the transfer of any Shares owned by Daniel to a trust, family limited partnership, limited liability company or other vehicle for estate planning purposes, provided that such entity acknowledges its obligations to assume the duties and responsibilities of Daniel under the terms of this Agreement and such entity specifically agrees to sell such portion of the 111,116.666 Shares owned by Daniel to be transferred to the Company hereunder that have not already been transferred to the Company by Daniel.



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5.       MISCELLANEOUS.


         A.       REGULATORY APPROVAL.

         The Company and the Fling Family believe that no regulatory approval for the repurchase of the Shares shall be required, other than approval from the OCC for prepayment of the subordinated note, because the Company and MNB, its subsidiary bank, will be "well capitalized" both before and after consummation of the proposed transaction. The Bank already has requested and received approval from the OCC for the prepayment of a portion of the subordinated note. In the event that the Company would not be "well capitalized" at the conclusion of the transaction, additional regulatory approval from the OCC and the Federal Reserve Bank of Cleveland would be required. Should it be determined that additional regulatory approval is required, the Company agrees to seek such regulatory approval promptly.

         B.       EXPENSES.

         Each party shall pay its own expenses in connection with the negotiation and consummation of the transaction contemplated hereby.

         C.       NOTICES.

         All Notices, requests, demands and other communications required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent certified mail, postage pre-paid, return receipt requested, or via Federal Express or other overnight carrier guaranteeing next day delivery and requiring acknowledgment of receipt, as follows:

                  If to the Company:          Merchants Bancorp, Inc.
                                              100 North High Street
                                              Hillsboro, Ohio  45133
                                              Attention:  Mr. Paul W. Pence, Jr.
                                              President and CEO

                  If to Members of the Fling Family: To the addresses shown on Exhibit A

         D.       ENTIRE AGREEMENT.

         This Agreement and the documents and instruments referred to herein constitute the entire Agreement between the parties hereto in regard to the purchase of the Shares and supersedes all other Agreements whether written or oral.



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         E.       GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         F.       HEADINGS.

         The Headings of the sections contained in this Agreement are inserted for convenience of reference only and shall not effect the meaning or interpretation of this Agreement or any provisions hereof.

         G.       COUNTERPARTS.

         This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date first written above.


MERCHANTS BANCORP, INC.



By: /S/ Paul W. Pence, Jr.                      /S/ Sara Fling West
   ------------------------------               --------------------------------
        Paul W. Pence, Jr.                        Sara Fling West, Individually
        President and CEO

                                                /S/ Mary Jane Mallory
                                                --------------------------------
                                                Mary Jane Mallory, Individually


                                                /S/ Janet F. Daniel
                                                --------------------------------
                                                Janet F. Daniel, Individually


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